Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

NEWS RELEASE

CHASE CORPORATION ACQUIRES NEPTCO, INC.

Bridgewater, MA, June 27, 2012 - Chase Corporation (NYSE MKT: CCF) announced that it has acquired 100% of the capital stock of NEPTCO, Inc. (NEPTCO) www.neptco.com, a private company whose core products are sold primarily into the broadband communications and electronics packaging industries.  The purchase price on a debt free, cash free basis was $67.0 million, excluding any working capital adjustments and acquisition related costs.  As part of this transaction, Chase is also acquiring NEPTCO’s 50% ownership stake in a joint venture.  NEPTCO revenues were $69.5 million in their most recently completed year ended December 31, 2011 excluding $25.8 million attributable to the joint venture. NEPTCO’s adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $11.3 million for the same fiscal period.

The acquisition was funded through term debt bank financing led and arranged by Bank of America, with participation from RBS Citizens.  The applicable interest rate is based on the effective London Interbank Offered Rate (LIBOR) plus a range of 1.75% to 2.25%, depending on the consolidated leverage ratio of Chase Corporation. As part of the financing for this acquisition, the Company also obtained a new revolving line of credit totaling $15 million which will allow for increased flexibility for working capital requirements going forward.

Peter R. Chase, Chairman and Chief Executive Officer commented: “The combination of Chase and NEPTCO’s Wire & Cable materials businesses, based in North America, offers the broadest array of proven products to our predominately Americas-based customers.  This merger creates a solid value proposition by bringing together over 120 years of combined service to the industry.  In addition, there are some exciting synergies in other markets served by both entities. We are confident that our joining together will both enhance today’s customer experience and provide greater resources to deliver tomorrow’s solutions.”

Guy Marini, President of NEPTCO commented: “Our organization is excited to become part of the Chase team.  We look forward to providing our customers with best in industry service, quality, and product.”

NEPTCO is a market leading provider of engineered materials used in the production of copper cable and electronic packaging products, utilizing core competencies of coating, laminating, slitting and winding.  NEPTCO has strong brand recognition and is known for innovation and customer service. Its Muletape® product line is the established industry standard for pulling and detecting tapes. The acquisition of NEPTCO will complement Chase Corporation’s existing product lines.

Headquartered in Pawtucket, RI, NEPTCO operates three manufacturing facilities in the United States and one in China. The Company also utilizes distribution facilities in Rotterdam, Netherlands and Mississauga, Ontario to assist in supply chain management within each respective region.

Contact:
Paula Myers
Shareholder & Investor Relations Department
Phone:	508.819.4219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.